Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SAFETY SHOT, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

BONK, INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1. The name of the corporation is: BONK, INC. (the “Corporation”). The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of Delaware on October 24, 2018 and amended and restated on November 29, 2018, July 13, 2020 and November 25, 2024.

2. The amendment to the Corporation’s Third Amended and Restated Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 of the DGCL and has been consented to by the requisite vote of the stockholders of the Corporation at a meeting called in accordance with Section 222 of the DGCL.

3. Section 1 of ARTICLE FOUR of the Corporation’s Third Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“Section 1 Authorized Shares. The total number of shares of stock of all classes of capital stock that the Corporation is authorized to issue is 1,001,000,000, of which 1,000,000,000 shares shall be common stock having a par value of $0.001 (“Common Stock”) and 1,000,000 shares shall be shares of preferred stock having a par value of $0.001 (“Preferred Stock”).

4. The foregoing amendment shall be effective as of the time this Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, Bonk, Inc. has caused this Certificate of Amendment to be signed by its undersigned duly authorized officer, this 4th day of November 2025.

BONK, INC.

By:	/s/ Jarrett Boon
Name:	Jarrett Boon
Title:	Chief Executive Officer